Exhibit 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. NAMES MORGAN AS

VICE PRESIDENT OF ENGINEERING

Eau Claire, Wisconsin (November 24, 2015) -- National Presto Industries, Inc. (NYSE: NPK) announced today the election of Jeffery A. Morgan to the position of Vice President of Engineering. Maryjo Cohen, President, stated,

“We are fortunate to have someone with the experience and skills that Jeff Morgan brings to the position. He joined Presto in 2010 as our chief engineer and was promoted to Director of Engineering in March of this year. Mr. Morgan has 32 years of experience, which not only include engineering and engineering management, but also research and development, marketing, manufacturing and supply chain activities. He is the named inventor on over 40 patents and holds a degree in mechanical engineering from the University of Akron.”

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases, less-lethal munitions and less-lethal accessory equipment. The Absorbent Products segment primarily engages in the manufacture of private label adult incontinence products.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.